Exhibit 10.56

CONFIDENTIAL - Redacted. Confidential Treatment of redacted portions requested of the Securities and Exchange Commission.

Base Contract for Sale and Purchase of Natural Gas

This Base Contract is entered into as of the following date: March 1, 2011

The parties to this Base Contract are the following:
PARTY A CONOCOPHILLIPS COMPANY	PARTY NAME	PARTY B Corning Natural Gas Corporation
600 North Dairy Ashford (CH1032), Houston, TX 77079	ADDRESS	330 West WilliamSt., Corning, NY 14830
www.conocophillips.com	BUSINESS WEBSITE	www.corninggas.com
CONTRACT NUMBER
00-136-8265	D-U-N-S® NUMBER	002877231
[X] US FEDERAL: 73-0400345 []] OTHER:	TAX ID NUMBERS	[X] US FEDERAL: 16-0397420 []] OTHER:
Delaware	JURISDICTION OF ORGANIZATION
[X] Corporation []] LLC []] Limited Partnership []] Partnership []] LLP []] Other:	COMPANY TYPE	[X] Corporation []] LLC []] Limited Partnership []] Partnership []] LLP []] Other:
GUARANTOR (IF APPLICABLE)
CONTACT INFORMATION
PO Box 2197 (CH 1032), Houston, TX 77252-2197 ATTN: Gas & Power Contract Administration TEL#: 281.293. FAX#: 281.293.6303 EMAIL:	COMMERCIAL	330 West WilliamSt., Corning, NY 14830 ATTN: Marie Husted, Russ Miller TEL#: 607-936-3755 FAX#: 607-962-2844 EMAIL:
ATTN: TEL#: FAX#: EMAIL:	SCHEDULING	ATTN: TEL#: FAX#: EMAIL:
600 North Dairy Ashford (CH1032), Houston, TX 77079 ATTN: Gas & Power Contract Administration TEL#: 281.293. FAX#: 281.293.6303 EMAIL:	CONTRACT AND LEGAL NOTICES	330 West WilliamSt., Corning, NY 14830 ATTN: Marie Husted, Russ Miller TEL#: 607-936-3755 FAX#: 607-962-2844 EMAIL:
PO Box 2197 Houston, TX 77252-2197 ATTN: Corporate Credit TEL#: _______ FAX#: 281-293-5352 EMAIL:	CREDIT	ATTN: TEL#: FAX#: EMAIL:
PO Box 2197 (CH 1032), Houston, TX 77252-2197 ATTN: Contract Administration TEL#: 918.661.3449 FAX#: 918.662.5943 EMAIL: PhyGasC@conocophillips.com	TRANSACTION CONFIRMATIONS	330 West WilliamSt., Corning, NY 14830 ATTN: Marie Husted, Russ Miller TEL#: 607-936-3755 FAX#: 607-962-2844 EMAIL:
ACCOUNTING INFORMATION
PO Box 2197 (PO 01-1103), Houston, TX 77252-2197 ATTN: Settlements TEL#: 281.293.4602 FAX#: 918-662-6882 EMAIL: GasSettlements@conocophillips.com	INVOICES PAYMENTS SETTLEMENTS	330 West WilliamSt., Corning, NY 14830 ATTN: Fi Sarhangi_________________________ TEL#: 604-936-3755 FAX#: 607-962-2844 EMAIL:
BANK: JP Morgan Chase___________ ABA: [*] ACCT: [*] OTHER DETAILS:	WIRE TRANSFER NUMBERS (IF APPLICABLE)	BANK: Community Bank, N.A. ABA: [*] ACCT: [*] OTHER DETAILS: Corning Natural Gas Corporation
BANK: ABA: ACCT: OTHER DETAILS:	ACH NUMBERS (IF APPLICABLE)	BANK: ABA: ACCT: OTHER DETAILS:
ATTN: ADDRESS:	CHECKS (IF APPLICABLE)	ATTN: ADDRESS:

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH HAS BEEN IDENTIFIED WITH THE SYMBOL "[*]," HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Base Contract for Sale and Purchase of Natural Gas

(Continued)

This Base Contract incorporates by reference for all purposes the General Terms and Conditions for Sale and Purchase of Natural Gas published by the North American Energy Standards Board. The parties hereby agree to the following provisions offered in said General Terms and Conditions. In the event the parties fail to check a box, the specified default provision shall apply. Select the appropriate box(es) from each section:
Section 1.2 Transaction Procedure	[X] Oral (default) OR []] Written	Section 10.2 Additional Events of Default

[]] No Additional Events of Default (default)

[]] Indebtedness Cross Default

[]] Party A: __________________

[]] Party B: __________________

[X] Transactional Cross Default

Specified Transactions:

Transactions between the parties involving the sale and purchase of physical natural gas, crude oil, refined products, natural gas liquids or electric power and any financial swap or option transactions relating to such energy commodities.

Section 2.7 Confirm Deadline	[X] 2 Business Days after receipt (default) OR []] Business Days after receipt
Section 2.8 Confirming Party	[]] Seller (default) OR []] Buyer OR [X] ConocoPhillips Company
Section 3.2 Performance Obligation	[X] Cover Standard (default) OR []] Spot Price Standard	Section 10.3.1 Early Termination Damages	[X] Early Termination Damages Apply (default) OR []] Early Termination Damages Do Not Apply
Note: The following Spot Price Publication applies to both of the immediately preceding.		Section 10.3.2 Other Agreement Setoffs	[X] Other Agreement Setoffs Apply (default) []] Bilateral (default) [X] Triangular OR []] Other Agreement Setoffs Do Not Apply
Section 2.31 Spot Price Publication	[X] Gas Daily Midpoint (default) OR []]
Section 6 Taxes	[X] Buyer Pays At and After Delivery Point (default) OR [ ] Seller Pays Before and At Delivery Point
Section 7.2 Payment Date	[X] 25th Day of Month following Month of delivery (default) OR [ ] Day of Month following Month of delivery	Section 15.5 Choice Of Law	New York
Section 7.2 Method of Payment	[X] Wire transfer (default) []] Automated Clearinghouse Credit (ACH) [ ] Check	Section 15.10 Confidentiality	[X] Confidentiality applies (default) OR []] Confidentiality does not apply
Section 7.7 Netting	[X] Netting applies (default) OR [ ] Netting does not apply
[X] Special Provisions Number of sheets attached: 2 pages []] Addendum(s):

IN WITNESS WHEREOF, the parties hereto have executed this Base Contract in duplicate.
ConocoPhillips Company	PARTY NAME	Corning Natural Gas Corporation
By: /s/ Will W. Husey	SIGNATURE	By: /s/ Russell S. Miller
Will W. Husey	PRINTED NAME	Russell S. Miller
Manager Origination	TITLE	Vice President Gas Supply & Marketing

General Terms and Conditions

Base Contract for Sale and Purchase of Natural Gas

SECTION 1. PURPOSE AND PROCEDURES

1.1. These General Terms and Conditions are intended to facilitate purchase and sale transactions of Gas on a Firm or Interruptible basis. "Buyer" refers to the party receiving Gas and "Seller" refers to the party delivering Gas. The entire agreement between the parties shall be the Contract as defined in Section 2.9.
The parties have selected either the "Oral Transaction Procedure" or the "Written Transaction Procedure" as indicated on the Base Contract.
Oral Transaction Procedure:

1.2. The parties will use the following Transaction Confirmation procedure. Any Gas purchase and sale transaction may be effectuated in an EDI transmission or telephone conversation with the offer and acceptance constituting the agreement of the parties. The parties shall be legally bound from the time they so agree to transaction terms and may each rely thereon. Any such transaction shall be considered a "writing" and to have been "signed". Notwithstanding the foregoing sentence, the parties agree that Confirming Party shall, and the other party may, confirm a telephonic transaction by sending the other party a Transaction Confirmation by facsimile, EDI or mutually agreeable electronic means within three Business Days of a transaction covered by this Section 1.2 (Oral Transaction Procedure) provided that the failure to send a Transaction Confirmation shall not invalidate the oral agreement of the parties. Confirming Party adopts its confirming letterhead, or the like, as its signature on any Transaction Confirmation as the identification and authentication of Confirming Party. If the Transaction Confirmation contains any provisions other than those relating to the commercial terms of the transaction (i.e., price, quantity, performance obligation, delivery point, period of delivery and/or transportation conditions), which modify or supplement the Base Contract or General Terms and Conditions of this Contract (e.g., arbitration or additional representations and warranties), such provisions shall not be deemed to be accepted pursuant to Section 1.3 but must be expressly agreed to by both parties; provided that the foregoing shall not invalidate any transaction agreed to by the parties.

Written Transaction Procedure:

1.2. The parties will use the following Transaction Confirmation procedure. Should the parties come to an agreement regarding a Gas purchase and sale transaction for a particular Delivery Period, the Confirming Party shall, and the other party may, record that agreement on a Transaction Confirmation and communicate such Transaction Confirmation by facsimile, EDI or mutually agreeable electronic means, to the other party by the close of the Business Day following the date of agreement. The parties acknowledge that their agreement will not be binding until the exchange of nonconflicting Transaction Confirmations or the passage of the Confirm Deadline without objection from the receiving party, as provided in Section 1.3.

1.3. If a sending party's Transaction Confirmation is materially different from the receiving party's understanding of the agreement referred to in Section 1.2, such receiving party shall notify the sending party via facsimile, EDI or mutually agreeable electronic means by the Confirm Deadline, unless such receiving party has previously sent a Transaction Confirmation to the sending party. The failure of the receiving party to so notify the sending party in writing by the Confirm Deadline constitutes the receiving party's agreement to the terms of the transaction described in the sending party's Transaction Confirmation. If there are any material differences between timely sent Transaction Confirmations governing the same transaction, then neither Transaction Confirmation shall be binding until or unless such differences are resolved including the use of any evidence that clearly resolves the differences in the Transaction Confirmations. In the event of a conflict among the terms of (i)a binding Transaction Confirmation pursuant to Section 1.2, (ii) the oral agreement of the parties which may be evidenced by a recorded conversation, where the parties have selected the Oral Transaction Procedure of the Base Contract, (iii)the Base Contract, and (iv)these General Terms and Conditions, the terms of the documents shall govern in the priority listed in this sentence.

1.4. The parties agree that each party may electronically record all telephone conversations with respect to this Contract between their respective employees, without any special or further notice to the other party. Each party shall obtain any necessary consent of its agents and employees to such recording. Where the parties have selected the Oral Transaction Procedure in Section 1.2 of the Base Contract, the parties agree not to contest the validity or enforceability of telephonic recordings entered into in accordance with the requirements of this Base Contract.

SECTION 2. Definitions

The terms set forth below shall have the meaning ascribed to them below. Other terms are also defined elsewhere in the Contract and shall have the meanings ascribed to them herein.

2.1. "Additional Event of Default" shall mean Transactional Cross Default or Indebtedness Cross Default, each as and if selected by the parties pursuant to the Base Contract.

2.2. "Affiliate" shall mean, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, "control" of any entity or person means ownership of at least 50 percent of the voting power of the entity or person.

2.3. "Alternative Damages" shall mean such damages, expressed in dollars or dollars per MMBtu, as the parties shall agree upon in the Transaction Confirmation, in the event either Seller or Buyer fails to perform a Firm obligation to deliver Gas in the case of Seller or to receive Gas in the case of Buyer.

2.4. "Base Contract" shall mean a contract executed by the parties that incorporates these General Terms and Conditions by reference; that specifies the agreed selections of provisions contained herein; and that sets forth other information required herein and any Special Provisions and addendum(s) as identified on page one.

2.5. "British thermal unit" or "Btu" shall mean the International BTU, which is also called the Btu (IT).

2.6. "Business Day(s)" shall mean Monday through Friday, excluding Federal Banking Holidays for transactions in the U.S.

2.7. "Confirm Deadline" shall mean 5:00 p.m. in the receiving party's time zone on the second Business Day following the Day a Transaction Confirmation is received or, if applicable, on the Business Day agreed to by the parties in the Base Contract; provided, if the Transaction Confirmation is time stamped after 5:00 p.m. in the receiving party's time zone, it shall be deemed received at the opening of the next Business Day.

2.8. "Confirming Party" shall mean the party designated in the Base Contract to prepare and forward Transaction Confirmations to the other party.

2.9. "Contract" shall mean the legally-binding relationship established by (i)the Base Contract, (ii) any and all binding Transaction Confirmations and (iii) where the parties have selected the Oral Transaction Procedure in Section 1.2 of the Base Contract, any and all transactions that the parties have entered into through an EDI transmission or by telephone, but that have not been confirmed in a binding Transaction Confirmation, all of which shall form a single integrated agreement between the parties.

2.10. "Contract Price" shall mean the amount expressed in U.S. Dollars per MMBtu to be paid by Buyer to Seller for the purchase of Gas as agreed to by the parties in a transaction.

2.11. "Contract Quantity" shall mean the quantity of Gas to be delivered and taken as agreed to by the parties in a transaction.

2.12. "Cover Standard", as referred to in Section 3.2, shall mean that if there is an unexcused failure to take or deliver any quantity of Gas pursuant to this Contract, then the performing party shall use commercially reasonable efforts to (i) if Buyer is the performing party, obtain Gas, (or an alternate fuel if elected by Buyer and replacement Gas is not available), or (ii) if Seller is the performing party, sell Gas, in either case, at a price reasonable for the delivery or production area, as applicable, consistent with: the amount of notice provided by the nonperforming party; the immediacy of the Buyer's Gas consumption needs or Seller's Gas sales requirements, as applicable; the quantities involved; and the anticipated length of failure by the nonperforming party.

2.13. "Credit Support Obligation(s)" shall mean any obligation(s) to provide or establish credit support for, or on behalf of, a party to this Contract such as cash, an irrevocable standby letter of credit, a margin agreement, a prepayment, a security interest in an asset, guaranty, or other good and sufficient security of a continuing nature.

2.14. "Day" shall mean a period of 24 consecutive hours, coextensive with a "day" as defined by the Receiving Transporter in a particular transaction.

2.15. "Delivery Period" shall be the period during which deliveries are to be made as agreed to by the parties in a transaction.

2.16. "Delivery Point(s)" shall mean such point(s) as are agreed to by the parties in a transaction.

2.17. "EDI" shall mean an electronic data interchange pursuant to an agreement entered into by the parties, specifically relating to the communication of Transaction Confirmations under this Contract.

2.18. "EFP" shall mean the purchase, sale or exchange of natural Gas as the "physical" side of an exchange for physical transaction involving gas futures contracts. EFP shall incorporate the meaning and remedies of "Firm", provided that a party's excuse for nonperformance of its obligations to deliver or receive Gas will be governed by the rules of the relevant futures exchange regulated under the Commodity Exchange Act.

2.19. "Firm" shall mean that either party may interrupt its performance without liability only to the extent that such performance is prevented for reasons of Force Majeure; provided, however, that during Force Majeure interruptions, the party invoking Force Majeure may be responsible for any Imbalance Charges as set forth in Section 4.3 related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by the Transporter.

2.20. "Gas" shall mean any mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane.

2.21. Guarantor" shall mean any entity that has provided a guaranty of the obligations of a party hereunder.

2.22. "Imbalance Charges" shall mean any fees, penalties, costs or charges (in cash or in kind) assessed by a Transporter for failure to satisfy the Transporter's balance and/or nomination requirements.

2.23. "Indebtedness Cross Default" shall mean if selected on the Base Contract by the parties with respect to a party, that it or its Guarantor, if any, experiences a default, or similar condition or event however therein defined, under one or more agreements or instruments, individually or collectively, relating to indebtedness (such indebtedness to include any obligation whether present or future, contingent or otherwise, as principal or surety or otherwise) for the payment or repayment of borrowed money in an aggregate amount greater than the threshold specified in the Base Contract with respect to such party or its Guarantor, if any, which results in such indebtedness becoming immediately due and payable.

2.24. "Interruptible" shall mean that either party may interrupt its performance at any time for any reason, whether or not caused by an e.vent of Force Majeure, with no liability, except such interrupting party may be responsible for any Imbalance Charges as set forth in Section 4.3 related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by Transporter.

2.25. "MMBtu" shall mean one million British thermal units, which is equivalent to one dekatherm.

2.26. Month" shall mean the period beginning on the first Day of the calendar month and ending immediately prior to the commencement of the first Day of the next calendar month.

2.27. "Payment Date" shall mean a date, as indicated on the Base Contract, on or before which payment is due Seller for Gas received by Buyer in the previous Month.

2.28. "Receiving Transporter" shall mean the Transporter receiving Gas at a Delivery Point, or absent such receiving Transporter, the Transporter delivering Gas at a Delivery Point.

2.29. "Scheduled Gas" shall mean the quantity of Gas confirmed by Transporter(s) for movement, transportation or management.

2.30. "Specified Transaction(s)" shall mean any other transaction or agreement between the parties for the purchase, sale or exchange of physical Gas, and any other transaction or agreement identified as a Specified Transaction under the Base Contract.

2.31. "Spot Price " as referred to in Section 3.2 shall mean the price listed in the publication indicated on the Base Contract, under the listing applicable to the geographic location closest in proximity to the Delivery Point(s) for the relevant Day; provided, if there is no single price published for such location for such Day, but there is published a range of prices, then the Spot Price shall be the average of such high and low prices. If no price or range of prices is published for such Day, then the Spot Price shall be the average of the following: (i)the price (determined as stated above) for the first Day for which a price or range of prices is published that next precedes the relevant Day; and (ii)the price (determined as stated above) for the first Day for which a price or range of prices is published that next follows the relevant Day.

2.32. "Transaction Confirmation" shall mean a document, similar to the form of Exhibit A, setting forth the terms of a transaction formed pursuant to Section 1 for a particular Delivery Period.

2.33. "Transactional Cross Default" shall mean if selected on the Base Contract by the parties with respect to a party, that it shall be in default, however therein defined, under any Specified Transaction.

2.34. "Termination Option" shall mean the option of either party to terminate a transaction in the event that the other party fails to perform a Firm obligation to deliver Gas in the case of Seller or to receive Gas in the case of Buyer for a designated number of days during a period as specified on the applicable Transaction Confirmation.

"Transporter(s)" shall mean all Gas gathering or pipeline companies, or local distribution companies, acting in the capacity of a transporter, transporting Gas for Seller or Buyer upstream or downstream, respectively, of the Delivery Point pursuant to a particular transaction.

SECTION 3. Performance Obligation

3.1. Seller agrees to sell and deliver, and Buyer agrees to receive and purchase, the Contract Quantity for a particular transaction in accordance with the terms of the Contract. Sales and purchases will be on a Firm or Interruptible basis, as agreed to by the parties in a transaction.
The parties have selected either the "Cover Standard" or the "Spot Price Standard" as indicated on the Base Contract.
Cover Standard:
3.2. The sole and exclusive remedy of the parties in the event of a breach of a Firm obligation to deliver or receive Gas shall be recovery of the following: (i) in the event of a breach by Seller on any Day(s), payment by Seller to Buyer in an amount equal to the positive difference, if any, between the purchase price paid by Buyer utilizing the Cover Standard and the Contract Price, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the Contract Quantity and the quantity actually delivered by Seller for such Day(s) excluding any quantity for which no replacement is available; or (ii) in the event of a breach by Buyer on any Day(s), payment by Buyer to Seller in the amount equal to the positive difference, if any, between the Contract Price and the price received by Seller utilizing the Cover Standard for the resale of such Gas, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the Contract Quantity and the quantity actually taken by Buyer for such Day(s) excluding any quantity for which no sale is available; and (iii) in the event that Buyer has used commercially reasonable efforts to replace the Gas or Seller has used commercially reasonable efforts to sell the Gas to a third party, and no such replacement or sale is available for all or any portion of the Contract Quantity of Gas, then in addition to (i) or (ii) above, as applicable, the sole and exclusive remedy of the performing party with respect to the Gas not replaced or sold shall be an amount equal to any unfavorable difference between the Contract Price and the Spot Price, adjusted for such transportation to the applicable Delivery Point, multiplied by the quantity of such Gas not replaced or sold. Imbalance Charges shall not be recovered under this Section 3.2, but Seller and/or Buyer shall be responsible for Imbalance Charges, if any, as provided in Section 4.3. The amount of such unfavorable difference shall be payable five Business Days after presentation of the performing party's invoice, which shall set forth the basis upon which such amount was calculated.
Spot Price Standard:

3.2. The sole and exclusive remedy of the parties in the event of a breach of a Firm obligation to deliver or receive Gas shall be recovery of the following: (i) in the event of a breach by Seller on any Day(s), payment by Seller to Buyer in an amount equal to the difference between the Contract Quantity and the actual quantity delivered by Seller and received by Buyer for such Day(s), multiplied by the positive difference, if any, obtained by subtracting the Contract Price from the Spot Price; or (ii) in the event of a breach by Buyer on any Day(s), payment by Buyer to Seller in an amount equal to the difference between the Contract Quantity and the actual quantity delivered by Seller and received by Buyer for such Day(s), multiplied by the positive difference, if any, obtained by subtracting the applicable Spot Price from the Contract Price. Imbalance Charges shall not be recovered under this Section 3.2, but Seller and/or Buyer shall be responsible for Imbalance Charges, if any, as provided in Section 4.3. The amount of such unfavorable difference shall be payable five Business Days after presentation of the performing party's invoice, which shall set forth the basis upon which such amount was calculated.

3.3. Notwithstanding Section 3.2, the parties may agree to Alternative Damages in a Transaction Confirmation executed in writing by both parties.

3.4. In addition to Sections 3.2 and 3.3, the parties may provide for a Termination Option in a Transaction Confirmation executed in writing by both parties. The Transaction Confirmation containing the Termination Option will designate the length of nonperformance triggering the Termination Option and the procedures for exercise thereof, how damages for nonperformance will be compensated, and how liquidation costs will be calculated.

SECTION 4. Transportation, Nominations, and Imbalances

4.1. Seller shall have the sole responsibility for transporting the Gas to the Delivery Point(s). Buyer shall have the sole responsibility for transporting the Gas from the Delivery Point(s).

4.2. The parties shall coordinate their nomination activities, giving sufficient time to meet the deadlines of the affected Transporter(s). Each party shall give the other party timely prior Notice, sufficient to meet the requirements of all Transporter(s) involved in the transaction, of the quantities of Gas to be delivered and purchased each Day. Should either party become aware that actual deliveries at the Delivery Point(s) are greater or lesser than the Scheduled Gas, such party shall promptly notify the other party.

4.3. The parties shall use commercially reasonable efforts to avoid imposition of any Imbalance Charges. If Buyer or Seller receives an invoice from a Transporter that includes Imbalance Charges, the parties shall determine the validity as well as the cause of such Imbalance Charges. If the Imbalance Charges were incurred as a result of Buyer's receipt of quantities of Gas greater than or less than the Scheduled Gas, then Buyer shall pay for such Imbalance Charges or reimburse Seller for such Imbalance Charges paid by Seller. If the Imbalance Charges were incurred as a result of Seller's delivery of quantities of Gas greater than or less than the Scheduled Gas, then Seller shall pay for such Imbalance Charges or reimburse Buyer for such Imbalance Charges paid by Buyer.

SECTION 5. Quality and Measurement

All Gas delivered by Seller shall meet the pressure, quality and heat content requirements of the Receiving Transporter. The unit of quantity measurement for purposes of this Contract shall be one MMBtu dry. Measurement of Gas quantities hereunder shall be in accordance with the established procedures of the Receiving Transporter.

SECTION 6. TAXES
The parties have selected either "Buyer Pays At and After Delivery Point" or "Seller Pays Before and At Delivery Point" as indicated on the Base Contract.
Buyer Pays At and After Delivery Point:

Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses or charges imposed by any government authority ("Taxes") on or with respect to the Gas prior to the Delivery Point(s). Buyer shall pay or cause to be paid all Taxes on or with respect to the Gas at the Delivery Point(s) and all Taxes after the Delivery Point(s). If a party is required to remit or pay Taxes that are the other party's responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes. Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation thereof.

Seller Pays Before and At Delivery Point:

Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses or charges imposed by any government authority ("Taxes") on or with respect to the Gas prior to the Delivery Point(s) and all Taxes at the Delivery Point(s). Buyer shall pay or cause to be paid all Taxes on or with respect to the Gas after the Delivery Point(s). If a party is required to remit or pay Taxes that are the other party's responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes. Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation thereof.

SECTION 7. Billing, Payment, and Audit

7.1. Seller shall invoice Buyer for Gas delivered and received in the preceding Month and for any other applicable charges, providing supporting documentation acceptable in industry practice to support the amount charged. If the actual quantity delivered is not known by the billing date, billing will be prepared based on the quantity of Scheduled Gas. The invoiced quantity will then be adjusted to the actual quantity on the following Month's billing or as soon thereafter as actual delivery information is available.

7.2. Buyer shall remit the amount due under Section 7.1 in the manner specified in the Base Contract, in immediately available funds, on or before the later of the Payment Date or 10 Days after receipt of the invoice by Buyer; provided that if the Payment Date is not a Business Day, payment is due on the next Business Day following that date. In the event any payments are due Buyer hereunder, payment to Buyer shall be made in accordance with this Section 7.2.

7.3. In the event payments become due pursuant to Sections 3.2 or 3.3, the performing party may submit an invoice to the nonperforming party for an accelerated payment setting forth the basis upon which the invoiced amount was calculated. Payment from the nonperforming party will be due five Business Days after receipt of invoice.

7.4. If the invoiced party, in good faith, disputes the amount of any such invoice or any part thereof, such invoiced party will pay such amount as it concedes to be correct; provided, however, if the invoiced party disputes the amount due, it must provide supporting documentation acceptable in industry practice to support the amount paid or disputed without undue delay. In the event the parties are unable to resolve such dispute, either party may pursue any remedy available at law or in equity to enforce its rights pursuant to this Section.

7.5. If the invoiced party fails to remit the full amount payable when due, interest on the unpaid portion shall accrue from the date due until the date of payment at a rate equal to the lower of (i)the then-effective prime rate of interest published under "Money Rates" by The Wall Street Journal, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.

7.6. A party shall have the right, at its own expense, upon reasonable Notice and at reasonable times, to examine and audit and to obtain copies of the relevant portion of the books, records, and telephone recordings of the other party only to the extent reasonably necessary to verify the accuracy of any statement, charge, payment, or computation made under the Contract. This right to examine, audit, and to obtain copies shall not be available with respect to proprietary information not directly relevant to transactions under this Contract. All invoices and billings shall be conclusively presumed final and accurate and all associated claims for under- or overpayments shall be deemed waived unless such invoices or billings are objected to in writing, with adequate explanation and/or documentation, within two years after the Month of Gas delivery. All retroactive adjustments under Section 7 shall be paid in full by the party owing payment within 30 Days of Notice and substantiation of such inaccuracy.

7.7. Unless the parties have elected on the Base Contract not to make this Section 7.7 applicable to this Contract, the parties shall net all undisputed amounts due and owing, and/or past due, arising under the Contract such that the party owing the greater amount shall make a single payment of the net amount to the other party in accordance with Section 7; provided that no payment required to be made pursuant to the terms of any Credit Support Obligation or pursuant to Section 7.3 shall be subject to netting under this Section. If the parties have executed a separate netting agreement, the terms and conditions therein shall prevail to the extent inconsistent herewith.

SECTION 8. Title, Warranty, and Indemnity

8.1. Unless otherwise specifically agreed, title to the Gas shall pass from Seller to Buyer at the Delivery Point(s). Seller shall have responsibility for and assume any liability with respect to the Gas prior to its delivery to Buyer at the specified Delivery Point(s). Buyer shall have responsibility for and assume any liability with respect to said Gas after its delivery to Buyer at the Delivery Point(s).

8.2. Seller warrants that it will have the right to convey and will transfer good and merchantable title to all Gas sold hereunder and delivered by it to Buyer, free and clear of all liens, encumbrances, and claims. EXCEPT AS PROVIDED IN THIS SECTION 8.2 AND IN SECTION 15.8, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE, ARE DISCLAIMED.

8.3. Seller agrees to indemnify Buyer and save it harmless from all losses, liabilities or claims including reasonable attorneys' fees and costs of court ("Claims"), from any and all persons, arising from or out of claims of title, personal injury (including death) or property damage from said Gas or other charges thereon which attach before title passes to Buyer. Buyer agrees to indemnify Seller and save it harmless from all Claims, from any and all persons, arising from or out of claims regarding payment, personal injury (including death) or property damage from said Gas or other charges thereon which attach after title passes to Buyer.

8.4. The parties agree that the delivery of and the transfer of title to all Gas under this Contract shall take place within the Customs Territory of the United States (as defined in general note 2 of the Harmonized Tariff Schedule of the United States 19 U.S.C. section 1202, General Notes, page 3); provided, however, that in the event Seller took title to the Gas outside the Customs Territory of the United States, Seller represents and warrants that it is the importer of record for all Gas entered and delivered into the United States, and shall be responsible for entry and entry summary filings as well as the payment of duties, taxes and fees, if any, and all applicable record keeping requirements.

8.5. Notwithstanding the other provisions of this Section 8, as between Seller and Buyer, Seller will be liable for all Claims to the extent that such arise from the failure of Gas delivered by Seller to meet the quality requirements of Section 5.

SECTION 9. Notices

9.1. All Transaction Confirmations, invoices, payment instructions, and other communications made pursuant to the Base Contract ("Notices") shall be made to the addresses specified in writing by the respective parties from time to time.

9.2. All Notices required hereunder shall be in writing and may be sent by facsimile or mutually acceptable electronic means, a nationally recognized overnight courier service, first class mail or hand delivered.

9.3. Notice shall be given when received on a Business Day by the addressee. In the absence of proof of the actual receipt date, the following presumptions will apply. Notices sent by facsimile shall be deemed to have been received upon the sending party's receipt of its facsimile machine's confirmation of successful transmission. If the day on which such facsimile is received is not a Business Day or is after five p.m. on a Business Day, then such facsimile shall be deemed to have been received on the next following Business Day. Notice by overnight mail or courier shall be deemed to have been received on the next Business Day after it was sent or such earlier time as is confirmed by the receiving party. Notice via first class mail shall be considered delivered five Business Days after mailing.

9.4. The party receiving a commercially acceptable Notice of change in payment instructions or other payment information shall not be obligated to implement such change until ten Business Days after receipt of such Notice.

SECTION 10. Financial Responsibility

10.1. If either party ("X") has reasonable grounds for insecurity regarding the performance of any obligation under this Contract (whether or not then due) by the other party ("Y") (including, without limitation, the occurrence of a material change in the creditworthiness of Y or its Guarantor, if applicable), X may demand Adequate Assurance of Performance. "Adequate Assurance of Performance" shall mean sufficient security in the form, amount, for a term, and from an issuer, all as reasonably acceptable to X, including, but not limited to cash, a standby irrevocable letter of credit, a prepayment, a security interest in an asset or guaranty. Y hereby grants to X a continuing first priority security interest in, lien on, and right of setoff against all Adequate Assurance of Performance in the form of cash transferred by Y to X pursuant to this Section 10.1. Upon the return by X to Y of such Adequate Assurance of Performance, the security interest and lien granted hereunder on that Adequate Assurance of Performance shall be released automatically and, to the extent possible, without any further action by either party.

10.2. In the event (each an "Event of Default") either party (the "Defaulting Party") or its Guarantor shall: (i) make an assignment or any general arrangement for the benefit of creditors; (ii) file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or case under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (iii) otherwise become bankrupt or insolvent (however evidenced); (iv) be unable to pay its debts as they fall due; (v) have a receiver, provisional liquidator, conservator, custodian, trustee or other similar official appointed with respect to it or substantially all of its assets; (vi) fail to perform any obligation to the other party with respect to any Credit Support Obligations relating to the Contract; (vii) fail to give Adequate Assurance of Performance under Section 10.1 within 48 hours but at least one Business Day of a written request by the other party; (viii) not have paid any amount due the other party hereunder on or before the second Business Day following written Notice that such payment is due; or ix) be the affected party with respect to any Additional Event of Default; then the other party (the "Non-Defaulting Party") shall have the right, at its sole election, to immediately withhold and/or suspend deliveries or payments upon Notice and/or to terminate and liquidate the transactions under the Contract, in the manner provided in Section 10.3, in addition to any and all other remedies available hereunder.

10.3. If an Event of Default has occurred and is continuing, the Non-Defaulting Party shall have the right, by Notice to the Defaulting Party, to designate a Day, no earlier than the Day such Notice is given and no later than 20 Days after such Notice is given, as an early termination date (the "Early Termination Date") for the liquidation and termination pursuant to Section 10.3.1 of all transactions under the Contract, each a "Terminated Transaction". On the Early Termination Date, all transactions will terminate, other than those transactions, if any, that may not be liquidated and terminated under applicable law ("Excluded Transactions"), which Excluded Transactions must be liquidated and terminated as soon thereafter as is legally permissible, and upon termination shall be a Terminated Transaction and be valued consistent with Section 10.3.1 below. With respect to each Excluded Transaction, its actual termination date shall be the Early Termination Date for purposes of Section 10.3.1.
The parties have selected either "Early Termination Damages Apply" or "Early Termination Damages Do Not Apply" as indicated on the Base Contract.
Early Termination Damages Apply:

10.3.1. As of the Early Termination Date, the Non-Defaulting Party shall determine, in good faith and in a commercially reasonable manner, (i) the amount owed (whether or not then due) by each party with respect to all Gas delivered and received between the parties under Terminated Transactions and Excluded Transactions on and before the Early Termination Date and all other applicable charges relating to such deliveries and receipts (including without limitation any amounts owed under Section 3.2), for which payment has not yet been made by the party that owes such payment under this Contract and (ii) the Market Value, as defined below, of each Terminated Transaction. The Non-Defaulting Party shall (x) liquidate and accelerate each Terminated Transaction at its Market Value, so that each amount equal to the difference between such Market Value and the Contract Value, as defined below, of such Terminated Transaction(s) shall be due to the Buyer under the Terminated Transaction(s) if such Market Value exceeds the Contract Value and to the Seller if the opposite is the case; and (y) where appropriate, discount each amount then due under clause (x) above to present value in a commercially reasonable manner as of the Early Termination Date (to take account of the period between the date of liquidation and the date on which such amount would have otherwise been due pursuant to the relevant Terminated Transactions).

For purposes of this Section 10.3.1, "Contract Value" means the amount of Gas remaining to be delivered or purchased under a transaction multiplied by the Contract Price, and "Market Value" means the amount of Gas remaining to be delivered or purchased under a transaction multiplied by the market price for a similar transaction at the Delivery Point determined by the Non-Defaulting Party in a commercially reasonable manner. To ascertain the Market Value, the Non-Defaulting Party may consider, among other valuations, any or all of the settlement prices of NYMEX Gas futures contracts, quotations from leading dealers in energy swap contracts or physical gas trading markets, similar sales or purchases and any other bona fide third-party offers, all adjusted for the length of the term and differences in transportation costs. A party shall not be required to enter into a replacement transaction(s) in order to determine the Market Value. Any extension(s) of the term of a transaction to which parties are not bound as of the Early Termination Date (including but not limited to "evergreen provisions") shall not be considered in determining Contract Values and Market Values. For the avoidance of doubt, any option pursuant to which one party has the right to extend the term of a transaction shall be considered in determining Contract Values and Market Values. The rate of interest used in calculating net present value shall be determined by the Non-Defaulting Party in a commercially reasonable manner.

Early Termination Damages Do Not Apply:

10.3.1. As of the Early Termination Date, the Non-Defaulting Party shall determine, in good faith and in a commercially reasonable manner, the amount owed (whether or not then due) by each party with respect to all Gas delivered and received between the parties under Terminated Transactions and Excluded Transactions on and before the Early Termination Date and all other applicable charges relating to such deliveries and receipts (including without limitation any amounts owed under Section 3.2), for which payment has not yet been made by the party that owes such payment under this Contract.

The parties have selected either "Other Agreement Setoffs Apply" or "Other Agreement Setoffs Do Not Apply" as indicated on the Base Contract.
Other Agreement Setoffs Apply:
Bilateral Setoff Option:

10.3.2. The Non-Defaulting Party shall net or aggregate, as appropriate, any and all amounts owing between the parties under Section 10.3.1, so that all such amounts are netted or aggregated to a single liquidated amount payable by one party to the other (the "Net Settlement Amount"). At its sole option and without prior Notice to the Defaulting Party, the Non-Defaulting Party is hereby authorized to setoff any Net Settlement Amount against (i) any margin or other collateral held by a party in connection with any Credit Support Obligation relating to the Contract; and (ii) any amount(s) (including any excess cash margin or excess cash collateral) owed or held by the party that is entitled to the Net Settlement Amount under any other agreement or arrangement between the parties.

Triangular Setoff Option:

10.3.2. The Non-Defaulting Party shall net or aggregate, as appropriate, any and all amounts owing between the parties under Section 10.3.1, so that all such amounts are netted or aggregated to a single liquidated amount payable by one party to the other (the "Net Settlement Amount"). At its sole option, and without prior Notice to the Defaulting Party, the Non-Defaulting Party is hereby authorized to setoff (i) any Net Settlement Amount against any margin or other collateral held by a party in connection with any Credit Support Obligation relating to the Contract; (ii) any Net Settlement Amount against any amount(s) (including any excess cash margin or excess cash collateral) owed by or to a party under any other agreement or arrangement between the parties; (iii) any Net Settlement Amount owed to the Non-Defaulting Party against any amount(s) (including any excess cash margin or excess cash collateral) owed by the Non-Defaulting Party or its Affiliates to the Defaulting Party under any other agreement or arrangement; (iv) any Net Settlement Amount owed to the Defaulting Party against any amount(s) (including any excess cash margin or excess cash collateral) owed by the Defaulting Party to the Non-Defaulting Party or its Affiliates under any other agreement or arrangement; and/or (v) any Net Settlement Amount owed to the Defaulting Party against any amount(s) (including any excess cash margin or excess cash collateral) owed by the Defaulting Party or its Affiliates to the Non-Defaulting Party under any other agreement or arrangement.

Other Agreement Setoffs Do Not Apply:

10.3.2. The Non-Defaulting Party shall net or aggregate, as appropriate, any and all amounts owing between the parties under Section 10.3.1, so that all such amounts are netted or aggregated to a single liquidated amount payable by one party to the other (the "Net Settlement Amount"). At its sole option and without prior Notice to the Defaulting Party, the Non-Defaulting Party may setoff any Net Settlement Amount against any margin or other collateral held by a party in connection with any Credit Support Obligation relating to the Contract.

10.3.3. If any obligation that is to be included in any netting, aggregation or setoff pursuant to Section 10.3.2 is unascertained, the Non-Defaulting Party may in good faith estimate that obligation and net, aggregate or setoff, as applicable, in respect of the estimate, subject to the Non-Defaulting Party accounting to the Defaulting Party when the obligation is ascertained. Any amount not then due which is included in any netting, aggregation or setoff pursuant to Section 10.3.2 shall be discounted to net present value in a commercially reasonable manner determined by the Non-Defaulting Party.

10.4. As soon as practicable after a liquidation, Notice shall be given by the Non-Defaulting Party to the Defaulting Party of the Net Settlement Amount, and whether the Net Settlement Amount is due to or due from the Non-Defaulting Party. The Notice shall include a written statement explaining in reasonable detail the calculation of the Net Settlement Amount, provided that failure to give such Notice shall not affect the validity or enforceability of the liquidation or give rise to any claim by the Defaulting Party against the Non-Defaulting Party. The Net Settlement Amount as well as any setoffs applied against such amount pursuant to Section 10.3.2, shall be paid by the close of business on the second Business Day following such Notice, which date shall not be earlier than the Early Termination Date. Interest on any unpaid portion of the Net Settlement Amount as adjusted by setoffs, shall accrue from the date due until the date of payment at a rate equal to the lower of (i)the then-effective prime rate of interest published under "Money Rates" by The Wall Street Journal, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.

10.5. The parties agree that the transactions hereunder constitute a "forward contract" within the meaning of the United States Bankruptcy Code and that Buyer and Seller are each "forward contract merchants" within the meaning of the United States Bankruptcy Code.

10.6. The Non-Defaulting Party's remedies under this Section 10 are the sole and exclusive remedies of the Non-Defaulting Party with respect to the occurrence of any Early Termination Date. Each party reserves to itself all other rights, setoffs, counterclaims and other defenses that it is or may be entitled to arising from the Contract.

10.7. With respect to this Section 10, if the parties have executed a separate netting agreement with close-out netting provisions, the terms and conditions therein shall prevail to the extent inconsistent herewith.

SECTION 11. Force Majeure

11.1. Except with regard to a party's obligation to make payment(s) due under Section 7, Section 10.4, and Imbalance Charges under Section 4, neither party shall be liable to the other for failure to perform a Firm obligation, to the extent such failure was caused by Force Majeure. The term "Force Majeure" as employed herein means any cause not reasonably within the control of the party claiming suspension, as further defined in Section 11.2.

11.2. Force Majeure shall include, but not be limited to, the following: (i)physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings, such as hurricanes, which result in evacuation of the affected area, floods, washouts, explosions, breakage or accident or necessity of repairs to machinery or equipment or lines of pipe; (ii)weather related events affecting an entire geographic region, such as low temperatures which cause freezing or failure of wells or lines of pipe; (iii)interruption and/or curtailment of Firm transportation and/or storage by Transporters; (iv)acts of others such as strikes, lockouts or other industrial disturbances, riots, sabotage, insurrections or wars, or acts of terror; and (v)governmental actions such as necessity for compliance with any court order, law, statute, ordinance, regulation, or policy having the effect of law promulgated by a governmental authority having jurisdiction. Seller and Buyer shall make reasonable efforts to avoid the adverse impacts of a Force Majeure and to resolve the event or occurrence once it has occurred in order to resume performance.

11.3. Neither party shall be entitled to the benefit of the provisions of Force Majeure to the extent performance is affected by any or all of the following circumstances: (i)the curtailment of interruptible or secondary Firm transportation unless primary, in-path, Firm transportation is also curtailed; (ii) the party claiming excuse failed to remedy the condition and to resume the performance of such covenants or obligations with reasonable dispatch; or (iii)economic hardship, to include, without limitation, Seller's ability to sell Gas at a higher or more advantageous price than the Contract Price, Buyer's ability to purchase Gas at a lower or more advantageous price than the Contract Price, or a regulatory agency disallowing, in whole or in part, the pass through of costs resulting from this Contract; (iv) the loss of Buyer's market(s) or Buyer's inability to use or resell Gas purchased hereunder, except, in either case, as provided in Section 11.2; or (v) the loss or failure of Seller's gas supply or depletion of reserves, except, in either case, as provided in Section 11.2. The party claiming Force Majeure shall not be excused from its responsibility for Imbalance Charges.

11.4. Notwithstanding anything to the contrary herein, the parties agree that the settlement of strikes, lockouts or other industrial disturbances shall be within the sole discretion of the party experiencing such disturbance.

11.5. The party whose performance is prevented by Force Majeure must provide Notice to the other party. Initial Notice may be given orally; however, written Notice with reasonably full particulars of the event or occurrence is required as soon as reasonably possible. Upon providing written Notice of Force Majeure to the other party, the affected party will be relieved of its obligation, from the onset of the Force Majeure event, to make or accept delivery of Gas, as applicable, to the extent and for the duration of Force Majeure, and neither party shall be deemed to have failed in such obligations to the other during such occurrence or event.

11.6. Notwithstanding Sections 11.2 and 11.3, the parties may agree to alternative Force Majeure provisions in a Transaction Confirmation executed in writing by both parties.

SECTION 12. Term

This Contract may be terminated on 30 Day's written Notice, but shall remain in effect until the expiration of the latest Delivery Period of any transaction(s). The rights of either party pursuant to Section 7.6, Section 10, Section 13, the obligations to make payment hereunder, and the obligation of either party to indemnify the other, pursuant hereto shall survive the termination of the Base Contract or any transaction.

SECTION 13. LIMITATIONS

For breach of any provision for which an express remedy or measure of damages is provided, such express remedy or measure of damages shall be the sole and exclusive remedy. a party's liability hereunder shall be limited as set forth in SUCH PROVISION, and all other remedies or damages at law or in equity are waived. If no remedy or measure of damages is expressly provided herein or in a transaction, a party's liability shall be limited to direct actual damages only. such direct actual damages shall be the sole and excLusive remedy, and all other remedies or damages at law or in equity are waived. unless expressly herein provided, neither party shall be lIable for consequential, incidental, punitive, exemplary or indirect damages, lost profits or other business interruption damages, by statute, in tort or contract, under any indemnity provision or otherwise. it is the intent of the parties that the limitations herein imposed on remedies and the measure of damages be without regard to the cause or causes related thereto, including the negligence of any party, whether such negligence be sole, joint or concurrent, or active or passive. To the extent any damages required to be paid hereunder are liquidated, the parties acknowledge that the damages are difficult or impossible to determine, or otherwise obtaining an adequate remedy is inconvenient and the damages calculated hereunder constitute a reasonable apProximation of the harm or loss.

SECTION 14. Market Disruption

If a Market Disruption Event has occurred then the parties shall negotiate in good faith to agree on a replacement price for the Floating Price (or on a method for determining a replacement price for the Floating Price) for the affected Day, and if the parties have not so agreed on or before the second Business Day following the affected Day then the replacement price for the Floating Price shall be determined within the next two following Business Days with each party obtaining, in good faith and from non-affiliated market participants in the relevant market, two quotes for prices of Gas for the affected Day of a similar quality and quantity in the geographical location closest in proximity to the Delivery Point and averaging the four quotes. If either party fails to provide two quotes then the average of the other party's two quotes shall determine the replacement price for the Floating Price. "Floating Price" means the price or a factor of the price agreed to in the transaction as being based upon a specified index. "Market Disruption Event" means, with respect to an index specified for a transaction, any of the following events: (a) the failure of the index to announce or publish information necessary for determining the Floating Price; (b) the failure of trading to commence or the permanent discontinuation or material suspension of trading on the exchange or market acting as the index; (c) the temporary or permanent discontinuance or unavailability of the index; (d) the temporary or permanent closing of any exchange acting as the index; or (e) both parties agree that a material change in the formula for or the method of determining the Floating Price has occurred. For the purposes of the calculation of a replacement price for the Floating Price, all numbers shall be rounded to three decimal places. If the fourth decimal number is five or greater, then the third decimal number shall be increased by one and if the fourth decimal number is less than five, then the third decimal number shall remain unchanged.

SECTION 15. Miscellaneous

15.1. This Contract shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, and heirs of the respective parties hereto, and the covenants, conditions, rights and obligations of this Contract shall run for the full term of this Contract. No assignment of this Contract, in whole or in part, will be made without the prior written consent of the non-assigning party (and shall not relieve the assigning party from liability hereunder), which consent will not be unreasonably withheld or delayed; provided, either party may (i) transfer, sell, pledge, encumber, or assign this Contract or the accounts, revenues, or proceeds hereof in connection with any financing or other financial arrangements, or (ii) transfer its interest to any parent or Affiliate by assignment, merger or otherwise without the prior approval of the other party. Upon any such assignment, transfer and assumption, the transferor shall remain principally liable for and shall not be relieved of or discharged from any obligations hereunder.

15.2. If any provision in this Contract is determined to be invalid, void or unenforceable by any court having jurisdiction, such determination shall not invalidate, void, or make unenforceable any other provision, agreement or covenant of this Contract.

15.3. No waiver of any breach of this Contract shall be held to be a waiver of any other or subsequent breach.

15.4. This Contract sets forth all understandings between the parties respecting each transaction subject hereto, and any prior contracts, understandings and representations, whether oral or written, relating to such transactions are merged into and superseded by this Contract and any effective transaction(s). This Contract may be amended only by a writing executed by both parties.

15.5. The interpretation and performance of this Contract shall be governed by the laws of the jurisdiction as indicated on the Base Contract, excluding, however, any conflict of laws rule which would apply the law of another jurisdiction.

15.6. This Contract and all provisions herein will be subject to all applicable and valid statutes, rules, orders and regulations of any governmental authority having jurisdiction over the parties, their facilities, or Gas supply, this Contract or transaction or any provisions thereof.

15.7. There is no third party beneficiary to this Contract.

15.8. Each party to this Contract represents and warrants that it has full and complete authority to enter into and perform this Contract. Each person who executes this Contract on behalf of either party represents and warrants that it has full and complete authority to do so and that such party will be bound thereby.

15.9. The headings and subheadings contained in this Contract are used solely for convenience and do not constitute a part of this Contract between the parties and shall not be used to construe or interpret the provisions of this Contract.

15.10. Unless the parties have elected on the Base Contract not to make this Section 15.10 applicable to this Contract, neither party shall disclose directly or indirectly without the prior written consent of the other party the terms of any transaction to a third party (other than the employees, lenders, royalty owners, counsel, accountants and other agents of the party, or prospective purchasers of all or substantially all of a party's assets or of any rights under this Contract, provided such persons shall have agreed to keep such terms confidential) except (i) in order to comply with any applicable law, order, regulation, or exchange rule, (ii) to the extent necessary for the enforcement of this Contract , (iii) to the extent necessary to implement any transaction, (iv) to the extent necessary to comply with a regulatory agency's reporting requirements including but not limited to gas cost recovery proceedings; or (v) to the extent such information is delivered to such third party for the sole purpose of calculating a published index. Each party shall notify the other party of any proceeding of which it is aware which may result in disclosure of the terms of any transaction (other than as permitted hereunder) and use reasonable efforts to prevent or limit the disclosure. The existence of this Contract is not subject to this confidentiality obligation. Subject to Section 13, the parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with this confidentiality obligation. The terms of any transaction hereunder shall be kept confidential by the parties hereto for one year from the expiration of the transaction.

In the event that disclosure is required by a governmental body or applicable law, the party subject to such requirement may disclose the material terms of this Contract to the extent so required, but shall promptly notify the other party, prior to disclosure, and shall cooperate (consistent with the disclosing party's legal obligations) with the other party's efforts to obtain protective orders or similar restraints with respect to such disclosure at the expense of the other party.

15.11. The parties may agree to dispute resolution procedures in Special Provisions attached to the Base Contract or in a Transaction Confirmation executed in writing by both parties

15.12. Any original executed Base Contract, Transaction Confirmation or other related document may be digitally copied, photocopied, or stored on computer tapes and disks (the "Imaged Agreement"). The Imaged Agreement, if introduced as evidence on paper, the Transaction Confirmation, if introduced as evidence in automated facsimile form, the recording, if introduced as evidence in its original form, and all computer records of the foregoing, if introduced as evidence in printed format, in any judicial, arbitration, mediation or administrative proceedings will be admissible as between the parties to the same extent and under the same conditions as other business records originated and maintained in documentary form. Neither Party shall object to the admissibility of the recording, the Transaction Confirmation, or the Imaged Agreement on the basis that such were not originated or maintained in documentary form. However, nothing herein shall be construed as a waiver of any other objection to the admissibility of such evidence.

DISCLAIMER:The purposes of this Contract are to facilitate trade, avoid misunderstandings and make more definite the terms of contracts of purchase and sale of natural gas. Further, NAESB does not mandate the use of this Contract by any party. NAESB DISCLAIMS AND EXCLUDES, AND ANY USER OF THIS CONTRACT ACKNOWLEDGES AND AGREES TO NAESB'S DISCLAIMER OF, ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THIS CONTRACT OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE (WHETHER OR NOT NAESB KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING. EACH USER OF THIS CONTRACT ALSO AGREES THAT UNDER NO CIRCUMSTANCES WILL NAESB BE LIABLE FOR ANY DIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY USE OF THIS CONTRACT.

EXHIBIT A

TRANSACTION CONFIRMATION

FOR IMMEDIATE DELIVERY
Letterhead/Logo	Date: ____________________________, _____ Transaction Confirmation #: _______________

This Transaction Confirmation is subject to the Base Contract between Seller and Buyer dated ______________________. The terms of this Transaction Confirmation are binding unless disputed in writing within 2 Business Days of receipt unless otherwise specified in the Base Contract.

SELLER:

_______________________________________________

_______________________________________________

_______________________________________________

Attn: ___________________________________________

Phone: _________________________________________

Fax: ___________________________________________

Base Contract No. ________________________________

Transporter: _____________________________________

Transporter Contract Number: _______________________

BUYER:

_______________________________________________

_______________________________________________

_______________________________________________

Attn: ___________________________________________

Phone: _________________________________________

Fax: ___________________________________________

Base Contract No. ________________________________

Transporter: _____________________________________

Transporter Contract Number: _______________________

Contract Price: $/MMBtu or ______________________________________________________________________
Delivery Period:Begin: , ___ End: , ___

Performance Obligation and Contract Quantity: (Select One)

Firm (Fixed Quantity): Firm (Variable Quantity): Interruptible:

MMBtus/day MMBtus/day Minimum Up to MMBtus/day

[]] EFP MMBtus/day Maximum

subject to Section 4.2. at election of

[]] Buyer or []] Seller

Delivery Point(s): ________________________ (If a pooling point is used, list a specific geographic and pipeline location):
Special Conditions:
Seller: __________________________________________ By: ____________________________________________ Title: ___________________________________________ Date: __________________________________________	Buyer: __________________________________________ By: ____________________________________________ Title: ___________________________________________ Date: __________________________________________

TRANSACTION CONFIRMATION

Revised April 26, 2011

ConocoPhillips

Date: March 29, 2011 Transaction Confirmation #: 201104-7738
This Transaction Confirmation is subject to the Base Contract between Seller and Buyer dated April 1, 2011. This Transaction Confirmation will not become binding until executed by both parties.
SELLER: ConocoPhillips Company Attn: Jeff Brant Phone: 315-627-0093 Fax: 281-293-6303 Base Contract No. 22672 Transporters: TGP, Transco, TCO	BUYER: Corning Natural Gas Corporation Attn: Russ Miller Phone: 607-936-3755 x280 Fax: 607-962-2844 Base Contract No. Transporters: DTI, TCO

Part 1. Contract Prices:

1.1. Baseload Price: For the Baseload Quantity, Buyer will pay the [*] designated for each Delivery Point, as set out below:

For deliveries to the CNG City Gate Delivery Point(s) off of DTI: As shown for the applicable tier in the attached DTI Price Schedule, assuming that the Baseload Quantity is the first Gas delivered after any Exchange Quantity allocated by Seller to such Delivery Point.

For deliveries to the CNG City Gate Delivery Point(s) off of TCO: [*] Price plus the [*] charges for TCO from Leach to the CNG City Gate.

1.2. Storage Price: For any Storage Quantities designated by Buyer, as well as for any Swing Quantity, Buyer will pay the [*] designated for each Delivery Point, as set out below:

For deliveries to the CNG City Gate Delivery Point(s) off of DTI: As shown for the applicable tier in the attached DTi Price Schedule, assuming that the Baseload Quantity is the first Gas delivered after any Exchange Quantity allocated by Seller to such Delivery Point.

For deliveries to the CNG City Gate Delivery Point(s) off of TCO: Variable transportation charges for TCO from Leach to the CNG City Gate.

1.3. Exchange Price: For any Exchange Quantity designated by Buyer, the Contract Price will be [*].

1.4. Storage Refill Price: For each of the Months of April - October 2011 and April - October 2012, Seller will invoice Buyer for [*] of the Storage Refill Quantity for such Storage Facility at:

DTI Storage Facility: Applicable Baseload Price plus Transport Costs shown on the DTI Price Schedule, assuming that actual Gas consumption is the first Gas delivered and remaining Gas quantities delivered during such Month go toward storage refill.

TCO Storage Facility: [*] City Gate off of TCO

Inergy Storage Receipt Point. [*]

1.5. Management Fee. Seller will pay Buyer an annual Management Fee of [*], which will be paid on March 25, 2012 and March 25, 2013 by a credit against monies due from Buyer to Seller for Gas delivered during the preceding Month.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Part 2. Delivery Period: Begin: April 1, 2011 End: March 31, 2013
Part 3. Performance Obligation and Contract Quantity:

3.1. Except for Gas purchased by Buyer from Talisman Energy USA, Inc., Seller will have a Firm obligation to deliver and Buyer will have a Firm obligation to purchase all of Buyer's Gas requirements during the Delivery Period, including Buyer's requirements for Storage Refill.

3.2. Baseload Quantity. Buyer will designate the Baseload Quantity of Gas to be delivered on each Day of a Month as provided in Part 4.4. If Buyer is unable to receive any portion of the Baseload Quantity, such untaken quantity will be injected into storage, with any excess quantity injected into the DTI Storage Facilities deemed to be supplied from Tier 1 of the DTI Price Schedule, and any excess quantities injected into the TCO Storage Facility deemed to be supplied from the CNG City Gate Delivery Points off of TCO, and any applicable storage injection fees will be added to the Contract Price.

3.3. Storage Quantity. Buyer may designate a portion of the Baseload Quantity to be delivered out of Buyer's Virtual Inventory(ies) in the DTI Storage Facilities or in the TCO Storage Facility at the time that nomination for Baseload Gas are provided pursuant to Part 4.4 hereof. In no event may Buyer designate a Storage Quantity greater than the maximum daily withdrawal quantities available under the DTI and TCO Storage Agreement(s), nor may Buyer designate cumulative Storage Quantities greater than the total Buyers Virtual Inventory held by Buyer in the DTI and TCO Storage Facilities. Nothing in this Contract shall require Seller to utilize any particular storage or transportation contract in order to effectuate the physical delivery of the Storage Quantity to Buyer

3.4. Exchange Quantity. Buyer may designate a portion of the Baseload Quantity to be delivered out of Buyer's Virtual Inventory at the Inergy Storage Facility at the time that nomination for Baseload Gas are provided pursuant Part 4.4 hereof. The Exchange Quantity will be deemed the first portion of the Baseload Quantity delivered to Buyer at the City Gate Delivery Points off of DTI. In no event may Buyer designate an Exchange Quantity greater than the maximum daily withdrawal quantities available under the Inergy Storage Agreement, nor may Buyer designate cumulative Exchange Quantities greater than Buyer's Virtual Inventory in the Inergy Storage Facility. Nothing in this Contract shall require Seller to utilize any particular storage or transportation contract in order to effectuate the physical delivery of the Exchange Quantity to Buyer.

3.5. Swing Quantity. Any daily quantity of Gas taken by Buyer greater than or less than the Baseload Quantity. Swing Quantities will be deemed first to increase or decrease, as applicable, any Storage Quantity nominated by Buyer for such City Gate Delivery Point. To the extent that a negative Swing Quantity exceeds the Storage Quantity nominated by Buyer for a City Gate Delivery Point, such Swing Quantity will be deemed injected into the relevant Storage Facility at the Storage Price.

3.6. Storage Refill Quantity. During the Months of April through October of each year, Seller will deliver the Storage Refill Quantity for each Storage Facility to the applicable Storage Delivery Point.

3.7. Maximum Daily Quantity. The maximum daily quantity ("MDQ") that Seller will be obligated to deliver under this Transaction Confirmation at the Delivery Points during any Month is the total of the maximum daily capacities available under the Transportation Agreements supplying each of the CNG City Gate Delivery Points. The MDQ will be adjusted each Month to correspond with increases or decreases in Buyer's releasable capacity on the Transporters due to changes in the status of released capacity to third party marketers or changes to the Transportation Agreements.

Part 4. Delivery Point(s):

4.1. Seller will be obligated to assure (i) delivery of the full Baseload Quantity and the Swing Quantity to the CNG City Gate Delivery Points identified below on each Day during the Delivery Period, and (ii) delivery of the Storage Refill Quantity to the various Storage Receipt Points listed below prior to November 1, 2011 and November 1, 2012. However, the parties acknowledge that in fulfilling the gas supply obligations provided in this Confirmation, Seller will use Buyer's Transportation Agreements and Storage Agreements for which Seller has been designated as Buyer's managing agent pursuant to Parts 6 and 7 below. To the extent that any of the Transportation Agreements or Storage Agreement listed in the attached Scheduleof Managed Agreements has not been released to Seller and is used by Seller to effect delivery of Gas to Buyer under this Confirmation, the Delivery Point for purposes of title transfer and liability for Claims subject to Sections 8.1 and 8.3 of the General Terms and Conditions will the receipt point under the applicable Transportation Agreement or Storage Agreement.

CNG City Gate: Interconnections of the Buyer's facilities with facilities of DTI and TCO.

DTI Storage Delivery Point: CNG City Gate Delivery Points off of DTI.

TCO Storage Delivery Point: CNG City Gate Delivery Points off of TCO.

Inergy Storage Delivery: Inergy's Thomas Corner Storage Facility located in Steuben County, New York.

Special Conditions:

Part 5. Modifications to General Terms and Conditions

Section2. Definitions:

Buyer's Virtual Inventory means with respect to each storage facility on any Day the quantity of Gas in Buyer's physical inventory as of April 1, 2011, (i) plus all Storage Refill Gas deemed delivered during each of the summer seasons prior to such Day, (ii) plus or minus all Swing Gas withdrawn or injected into storage, and (iii) minus any Storage Quantities or Exchange Quantities (as applicable) nominated by Buyer for delivery out of storage.

Cornwell means the interconnections between the pipeline facilities of TGP and DTI in Kanawha County, West Virginia.

DTI means Dominion Transmission Inc.

GDM Price means the Midpoint price published in Platts Gas Daily for the day of delivery for the designated pipeline and zone identified in the applicable Economic Dispatch Queue of the Schedule.

Index Price means the Index price published in the first of the month edition of Platts Inside FERC's Gas Market Report for the Month of delivery for the designated pipeline and zone in the applicable Economic Dispatch Queue of the Schedule.

Inergy means Inergy, L.P. or any of its subsidiaries.

Leach means the interconnection of the pipeline facilities of TCO with Columbia Gulf Transmission and TGP in Boyd County, Kentucky.

Lebanon means the interconnection between the pipeline facilities of DTI and Rockies Express Pipeline near Lebanon, Ohio.

Leidy means the interconnections among the pipeline facilities of DTI, Transco and TETCO, including the TETCO Storage Facility, all located at Leidy, Pennsylvania.

Managed Storage Facilit(y)ies means the DTI Storage Facilities and the TCO Storage Facility.

Managed Transportation Agreement(s) means the Transportation Agreements for which Seller has been named Buyer's managing agent, except to the extent of any portion of such Transportation Agreement which has been released to Seller pursuant to Part 6.1.

Oakford means the interconnection between the pipeline facilities of TETCO and DTI located near Oakford, Pennsylvania.

Storage Agreements means those certain storage agreements between Buyer and Transporters identified in the Schedules of Released Agreements and Managed Agreements attached hereto, which are subject to the Storage Management provisions of Part 7 below.

Storage Refill Quantity means for each year, the quantity of Gas required to meet 95 percent of the Maximum Storage Quantity applicable under each Storage Agreement on November 1, 2011 and on November 1, 2012, taking into consideration Buyer's initial quantity in storage on April 1, 2011 and withdrawals from Buyer's Virtual Inventory prior to November 1, 2012.

TCO means Columbia Gas Transmission Corp.

TGP means Tennessee Gas Pipeline Company.

Transco means Transcontinental Gas Pipe Line Corporation.

Transport Costs means all applicable transportation commodity and effective fuel charges, storage injection and withdrawal charges, and any other variable charges applicable under the relevant Transport Agreements and Storage Agreements. Where title to the Gas is transferred to Buyer upstream of the CNG City Gate, applicable Transport Cost included in the Contract Price will be offset by any transportation costs paid by Buyer under the Managed Transportation Agreements, whether such costs are paid directly to the Transporter or reimbursed to Seller as Buyer's agent.

Transportation Agreements means those certain Gas transportation agreements between Buyer and Transporter identified in the Schedules of Released Agreements and Managed Agreements attached hereto, which are subject to the provisions of Part 6 below.

4.4 Nominations of Baseload Quantities.

Buyer will nominate the Baseload Quantity no later than 10:00 am ET on the third Business Day prior to the close of NYMEX trading for the Month of deliveries. Such Baseload Quantity will include any Storage Quantity or Exchange Quantity that Buyer wishes to designate pursuant to Parts 3.3 and 3.4 hereof.

4.5 Daily Forecasts.

By 10 a.m. ET on each Business Day, Buyer will provide Seller an updated forecast of the quantity of Gas that Buyer anticipates requiring from Seller for the following Day. On the Business Day prior to weekends and holidays, such daily forecasts will include Buyer's anticipated requirements through the following Business Day. Buyer will also provide to Seller copies of all records of Buyer's actual Gas consumption when such records become available.

Part 6. Firm Capacity Release and Agency Appointments.

6.1. Buyer will release to Seller at zero reservation rates Buyer's capacity rights contained in the Transportation Agreements and Storage Agreement listed on the Scheduleof Released Agreements for the Delivery Period. In addition to the foregoing Agreements, Seller may, as Buyer's managing agent, release to Seller at zero reservation rates any portions or segments of the Agreements listed on the Scheduleof Managed Agreement for any summer Months (April - October) that Seller determines that such released capacity will not be required to meet Buyer's Swing Quantity requirements.

6.2. Buyer will appoint Seller as its agent to manage all of Buyer's rights and obligations under the Transportation Agreements and Storage Agreements listed on the Scheduleof Managed Agreements, and Buyer will fully reimburse Seller for all amounts paid to the Transporter by Seller as Buyer's agent for such managed Transportation Agreements.

6.3. If the total amount of Buyer's capacity on any of the Transporters increases or decreases during the Delivery Period due to changes in the status of releases to third party marketers, the amount of capacity released to Seller hereunder will increase or decrease proportionally with the change in Buyer's retained capacity.

6.4. Either Party will have the right to terminate the releases and agency appointments relating to the Transportation Agreements in the event of an Event of Default by the other Party, as provided in Section10.3, and to include in the calculation of the Net Settlement Amount any gain or loss accruing to the Non-Defaulting Party as a result of such early termination.

Part 7. Storage Operations for the Managed Storage Agreements.

7.1. As provided in Part 6.2 above, Buyer will appoint Seller as agent for management of all of Buyer's rights and obligations under the Managed Storage Facilities for the term of this Transaction Confirmation, and Buyer will fully reimburse Seller for all amounts paid to the Transporter by Seller as Buyer's agent for such Storage Agreements.

7.2. Buyer hereby grants Seller the right and authority to withdraw and to inject Gas at Seller's discretion, including the right to withdraw Gas for delivery to Seller's account. Title and risk of loss for Gas physically withdrawn from a Managed Storage Facility for Seller's account will pass from Buyer to Seller at the Storage Delivery Point. Title and risk of loss for Gas physically injected into a Managed Storage Facility will pass from Seller to Buyer at the receipt point to the Storage Facility or the receipt point under any applicable Managed Transportation Agreement, as applicable. Buyer will at all times hold title to and have the risk of loss for all Gas physically held in the Managed Storage Facilities, regardless of whether such physical volume is greater than Buyer's Virtual Inventory. In the event of loss of physical Gas in a storage Facility for any reason other than the fault of Seller, Buyer will indemnify and hold Seller harmless for the difference between the physical storage inventory and any lesser Buyer's Virtual Inventory, and Seller will indemnify and hold Buyer harmless for the difference between the Buyer's Virtual Inventory and any lesser physical storage inventory.

7.3. On or before April 1, 2011, Buyer will provide Seller with its beginning actual physical inventory under each of the Managed Storage Agreements as of April 1, 2011. The quantity of Gas physically in each storage facility for Buyer's account at the end of the Delivery Period must equal Buyer's Virtual Inventory for such storage facility.

7,4. If the total amount of Buyer's storage capacity on any of the Transporters increases or decreases during the Delivery Period due to changes in the status of releases to third party marketers, the amount of storage capacity subject to Seller's management hereunder will increase or decrease proportionally with the change in Buyer's retained capacity.

7.5. Either Party will have the right to terminate the agency appointment for the Storage Agreements to Seller hereunder in the event of an Event of Default by the other Party, as provided in Section10.3, and to include in the calculation of the Net Settlement Amount any gain or loss accruing to the Non-defaulting Party as a result of such early termination.

Part 8. Inergy Storage Agreement

8.1. As provided in Part 6.1 above, Buyer will release to Seller all of it capacity in the Inergy Storage Facility, and Buyer will transfer title to all of Gas held in Buyer's inventory under the Inergy Storage Agreement as of April 1, 2011. In exchange for Gas transferred from Buyer to Seller pursuant to this part, Seller will deliver an equivalent quantity (subject to fuel reductions) of Exchange Gas to Buyer as nominated by Buyer from time to time pursuant to Parts 3.4 and 4.4 hereof. Seller will transfer to Buyer any Gas remaining in Buyer's Virtual Inventory at the end of the Delivery Period.

8.2. On or before April 1, 2011, Buyer will provide Seller with its beginning actual physical inventory under Inergy Storage Agreements as of April 1, 2011. The quantity of Gas physically in the Inergy storage facility for Buyer's account at the end of the Delivery Period must equal Buyer's Virtual Inventory for such storage facility.

Part 9. Asset Management Agreement

The parties intend that the transactions documented in this Transaction Confirmation to constitute an Asset Management Agreement pursuant to Federal Energy Regulatory Commissions Orders 712, et seq.

Seller: ConocoPhillips Company By: /s/ Will W. Hussey Name: Will W. Hussey Title: Manager Origination	Buyer: Corning Natural Gas Corporation By: /s/ Russell S. Miller Name: Russell S. Miller Title: Vice President Gas Supply & Marketing

Price Schedule
Tier	Quantity	Pipeline and Zone	Transport Costs
1	[*]	TGP Zone 0	Variable transportation charges for (1) TGP from the south Texas zone to Cornwell and (2) DTI from Cornwell to the CNG City Gate.
2	[*]	TGP, 800 Leg	Variable transportation charges for (1) TGP from the TGP onshore Louisiana area to Cornwell, and (2) for DTI from Cornwell to the CNG City Gate.
3	[*]	TGP, 500 leg	Variable transportation charges for (1) TGP from the TGP onshore Louisiana area to Cornwell, and (2) for DTI from Cornwell to the CNG City Gate.
4	[*]	Transco Zone 2	Variable transportation charges for (1) Transco from the onshore Louisiana zone to Leidy, and (2) for DTI from Leidy to the CNG City Gate.
5	[*]	Transco Zone 3	Variable transportation charges for (1) Transco from the onshore Louisiana zone to Leidy, and (2) for DTI from Leidy to the CNG City Gate.
6	[*]	Lebanon Hub	Variable transportation charges for DTI from Lebanon to the CNG City Gate.
7	[*]	DTI Southpoint	Variable transportation charges for DTI from South Point to the CNG City Gate.
Schedule of Released Agreements
Contract Nos,	Transporter	Receipt Point	Delivery Point
FTNN Ct No. 200544	DTI	Oakford	CNG City Gate
FT-A Ct No. 3966	TGP	500 Leg, 800 Leg, Zone 0	Cornwell
FT Ct No. 415886	Transco	Zones 2 and 3	Lebanon, Leidy
FSS	Inergy	Inergy Storage Facility	Inergy Storage Facility
Scheduleof Managed Agreements
Contract Nos.	Transporter	Receipt Point	Delivery Point
FTNN-GSS 700088	DTI	DTI Storage Facility	CNG City Gate
FTNN Ct No. 100117	DTI	Strg Point (ST) Oakford South Point Agg Pt #1 Lebanon Leidy Cornwell DTI Storage Facility	CNG City Gate DTI Storage Facility
FTS Ct. No. 9534	TCO	Leach	CNG City Gate
FTS Ct. No. 9535	TCO	Leach	CNG City Gate
SST Ct. No. 82022	TCO	TCO Storage Facility	CNG City Gate
GSS 300172	DTI	DTI Storage Facility	DTI Storage Facility
FSS Ct No. 82022	TCO	TCO Storage Facility	TCO Storage Facility

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SPECIAL PROVISIONS
To
NAESB Base Contract for Sale and Purchase of Natural Gas
Between
ConocoPhillips Company ("COP")
and Corning Natural Gas Corporation ("Counterparty")
Dated March 1, 2011

1. Section 1.2 is modified by replacing the words "EDI transmission" in line 2 with the words "electronic communication" and by adding the following sentence to the end of the section:

"Notwithstanding the provisions of Section 1.2, COP will not be obligated to send a written Transaction Confirmation for transactions with a Delivery Period of less than five Days or wholly contained within the same Month in which the transaction is agreed to."

2. Section 2.10 is amended by adding the following sentence to the end of the section:

"The Contract Price includes reimbursement to Seller for any production or severance taxes owed by Seller with respect to Gas delivered pursuant to this Contract."

3. Section 2.33 is revised to read as follows:

"Transactional Cross Default" means that a party or its Guarantor (i) defaults under a Specified Transaction or any credit support arrangement relating to a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, such default results in a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction; or (ii) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment due on the last payment date of, or any payment on early termination of, a Specified Transaction (or, if there is no applicable notice requirement or grace period, such default continues for at least one Business Day).

4. A new Section 3.5 is added to the Contract.

"At any time prior to noon Central Time on the last day of NYMEX trading in futures contracts for a Month, Counterparty may request COP to quote a Fixed Price to apply to a transaction with a Delivery Period during such Month either pursuant to an existing transaction or a new transaction. A Fixed Price means a fixed price per MMBtu, a fixed price plus or minus a floating basis, or a NYMEX based price plus or minus a fixed basis. The parties' agreement to a Fixed Price will be confirmed in the procedure described in Section 1. If a Fixed Price is agreed to earlier than three Business Days prior to the close of NYMEX trading in futures contracts for the Month of flow, then notwithstanding Section 11, in the event either party is unable due to Force Majeure from delivering or receiving any quantity of Gas subject to a Fixed Price, the following settlement shall be applicable: (i) if the Index Price exceeds the applicable Fixed Price, Seller shall pay Buyer for each MMBtu of Gas not delivered or received, an amount equal to the difference between the Index Price and the Fixed Price, and (ii) if the applicable Fixed Price exceeds the Index Price, Buyer shall pay Seller for each MMBtu of Gas not delivered or received an amount equal to the difference between the Fixed Price and the Index Price. For purposes of this Section, "Index Price" means the first of the month Index price published by Intelligence Press, Inc in NGI's Bidweek Survey or the first of the month Index price published by Platts Inside Ferc Gas Market Report that most accurately reflects the market value of spot gas at the applicable Delivery Point, adjusted as appropriate for any location differentials or transportation costs between the Delivery Point and the location utilized in compiling the Index Price."

5. The third sentence of Section 6 is modified to read as follows:

"If a party is required by applicable law to remit or pay Taxes that are the other party's responsibility hereunder, the party so required will comply with such collection and remission requirements, and the party responsible for such Taxes under this provision shall promptly reimburse the other party for such Taxes."

6. The following sentence is inserted at the end of Subsection 10.3.1:

"In addition to all other amounts calculated hereunder, the Defaulting Party shall reimburse the Non-Defaulting Party for reasonable out-of-pocket expenses incurred by the Non-Defaulting Party in terminating and liquidating the Terminated Transactions and any related hedges, such as brokerage fees, commissions and other transactional costs, as well as attorneys' fees and expenses incurred by the Non-Defaulting Party during the occurrence and continuation of an Event of Default in connection with the enforcement or the preservation of its rights under this Contract."

7. If for any reason the Triangular Setoff Option for Section 10.3.2, which the parties have selected on the cover sheet to apply to this Contract, is determined to be invalid and unenforceable, the parties will be deemed to have selected the Bilateral Setoff Option to apply to this Contract.

8. Add the following sentences to Section 10.5:

"Each party further agrees that the other party is not a "utility" as such term is used in 11 U.S.C. Section 366, and each party agrees to waive and not to assert the applicability of the provisions of 11 U.S.C. Section 366 in any bankruptcy proceeding involving such party. If either party becomes subject to Bankruptcy Code proceedings, it is understood and agreed that the other party shall be entitled to exercise its right to liquidate this Contract as a "forward contract merchant" under Section 556 of the U.S. Bankruptcy Code."

ConocoPhillips Company
Corning Natural Gas Corporation	RAM

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